Exhibit 23.1

REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

WageWorks, Inc.:

The audits referred to in our report dated April 25, 2011, except for Note 16 as to which the date is July 15, 2011, with respect to the consolidated financial statements of WageWorks, Inc. and subsidiaries included the related financial statement schedule as of December 31, 2010, and for each of the years in the three-year period ended December 31, 2010, included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the use of our reports dated April 25, 2011, except for Note 16 as to which the date is July 15, 2011, with respect to the consolidated balance sheets of WageWorks, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements includes reference to the Company’s change in accounting policy with respect to certain costs.

/s/ KPMG LLP

San Francisco, California

July 15, 2011